As filed with the Securities and Exchange Commission on April 4, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 _____________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________

CHANTICLEER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

 ______________

Delaware	20-2932652
(State or other jurisdiction of	(IRS Employee
incorporation or organization)	Identification No.)

11220 Elm Lane, Suite 203
Charlotte, North Carolina 28277
(704) 366-5122

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 _______________

Michael D. Pruitt
Chief Executive Officer
Chanticleer Holdings, Inc.
11220 Elm Lane, Suite 203
Charlotte, North Carolina 28277
(704) 366-5122

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

 ____________

Copy to:
Sudhir N. Shenoy, Esq.
Womble Carlyle Sandridge & Rice, LLP
One Wells Fargo Center
301 S. College St., Suite 3500
Charlotte, North Carolina 28202
(704) 331-4900

 ____________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	875,272	$3.48	$3,045,947	$392
Common Stock, $0.0001 par value per share underlying warrants with an initial exercise price of $5.50	437,636	$ 5.50 (3)	$2,406,998	$310
Common Stock, $0.0001 par value per share underlying warrants with an initial exercise price of $7.00	437,636	$ 7.00 (3)	$3,063,452	$395
Total	1,750,544		$8,516,397	$1,097

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transactions involving the common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on $3.48, the average of the high and low prices of the registrant’s common stock on The NASDAQ Capital Market on April 2, 2014.

(3)	Calculated in accordance with Rule 457(g) of the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 4, 2014

PRELIMINARY PROSPECTUS

CHANTICLEER HOLDINGS, INC.

1,750,544 Shares of Common Stock

This prospectus covers the resale by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of up to 1,750,544 shares of our common stock, $0.0001 par value per share, which include:

•	875,272 shares of common stock held by the selling stockholders; and

•	875,272 shares of common stock issuable to the selling stockholders upon exercise of outstanding warrants.

The shares of common stock and the outstanding warrants were issued by us in connection with recent acquisitions of Hooters Pacific Northwest franchises in Tacoma, Washington and Portland, Oregon, respectively, and Spoon Bar & Kitchen in Dallas, Texas, each as described in greater detail beginning on page 5 of this prospectus. The prices at which the selling stockholders may sell their shares will be determined by the prevailing market price for the shares or in negotiated transactions or in any other manner as described in the section of this prospectus titled “Plan of Distribution.” We will not receive any of the proceeds from the sale of these shares. However, we may receive gross proceeds of approximately $5.5 million if all of the warrants are exercised for cash. If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements. We will pay all the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, and legal expenses of the selling stockholders, all of which will be paid by the selling stockholders.

Our common stock is currently traded on The NASDAQ Capital Market, or NASDAQ, under the symbol “HOTR.” On April 3, 2014, the last reported sale price of our common stock on NASDAQ was $3.52 per share. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [•], 2014.

ABOUT THIS PROSPECTUS

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Chanticleer,” the “Company,” “we,” “us,” “our,” or similar references, mean Chanticleer Holdings, Inc. and, where applicable, its consolidated subsidiaries, and “selling stockholders” refers to those of our stockholders described in “Selling Stockholders” beginning on page 21 of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. The selling stockholders are not making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover page and that any information previously filed with the Securities and Exchange Commission (the “SEC”) that is incorporated by reference is accurate only as of the date such document is incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, as amended (the “Securities Act”), we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any materials that we file with the SEC at the SEC Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site that contains the reports, proxy and information statements and other information that we and other issuers file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov. Our SEC filings are also available on our website at http://www.chanticleerholdings.com. The information contained on our website is not part of this prospectus.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its Public Reference Room.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently provide updating or superseding information in this prospectus or in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014;

•	our Current Reports on Form 8-K and amendments thereto filed with the SEC on January 2, 2014, January 15, 2014, January 17, 2014, February 4, 2014, February 6, 2014, April 1, 2014 and April 4, 2014; and

•	the description of our common stock contained in the prospectus, constituting part of our Registration Statement on Form S-1 (File No. 333-178307) filed with the SEC on December 2, 2011, and subsequently amended on December 8, 2011, February 3, 2012, February 22, 2012, April 12, 2012, May 21, 2012, May 30, 2012, June 5, 2012, and June 19, 2012.

We are also incorporating by reference into the accompanying prospectus all of our future filings with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering has been completed.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

Chanticleer Holdings, Inc.
Attn.: Michelle Arcidiacono
11220 Elm Lane, Suite 203
Charlotte, North Carolina 28277
(704) 366-5122

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations, and business. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus and the risks detailed from time to time in our future SEC reports. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our common stock. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in our common stock is appropriate for you.

Unless the context otherwise requires, when we use the words “Chanticleer,” “the Company,” “we,” “us” or “our Company” in this prospectus, we are referring to Chanticleer Holdings, Inc., a Delaware corporation and its subsidiaries.

Our Business

Our business focus is operating Hooters franchises internationally and several restaurant and bar concepts domestically. We previously operated in two business segments – Hooters franchise restaurants and investment management and consulting services businesses. However, we announced our intention to exit investment management and consulting services businesses in the first quarter of fiscal 2013 and effectuated such exit during the second quarter of fiscal 2013.

Restaurant Brands

Hooters

Hooters restaurants are casual beach-themed establishments with sports on television, jukebox music, and the “nearly world famous” Hooters Girls. The menu consists of spicy chicken wings, seafood, sandwiches and salads. The menu of each location can vary with the local tastes. Hooters began in 1983 with its first restaurant in Clearwater, Florida. From the original restaurant and licensee Mr. Robert Brooks, Hooters has become a global brand, with locations in 44 states domestically and over 450 Hooters restaurants worldwide. Besides restaurants, Hooters has also branched out to other areas, including licensing its name to a golf tour and the sale of packaged food in supermarkets.

Chanticleer currently owns, in whole or part, the exclusive franchise rights to develop and operate Hooters restaurants in South Africa, Hungary, Poland, Brazil, and the United Kingdom, and has joint ventured with the current Hooters franchisee in Australia, while evaluating several additional international opportunities. The Company currently owns and operates in whole or part of eight Hooters restaurants in its international franchise territories: Pretoria, Durban, Johannesburg, Cape Town and Emperor’s Palace in South Africa; Campbelltown in Australia; Budapest in Hungary; and Nottingham in the United Kingdom. Additionally, the Company owns and operates two Hooters restaurants domestically in Tacoma, Washington and Portland, Oregon.

We expect to either own 100% of the Hooters franchise or partner with a local franchisee in the countries we target. We based this decision on what we believe to be the successful launch of our South African Hooters venture and believe we have aligned partners and operators in various international markets. We are focused on expanding our Hooters operations in the United Kingdom, South Africa, Brazil, Hungary, Poland and Australia. We may also expand in the United States if the opportunity presents itself.

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American Roadside Burgers

In September 2013, we acquired all of the outstanding shares of American Roadside Burgers, Inc. (“ARB”). ARB focuses on American food menu offerings, which include its signature burgers, turkey and veggie burgers, chicken sandwiches, wings, a variety of salads, and homemade milkshakes. ARB is a fast casual concept, with a warm and relaxing atmosphere and a strong focus on customer service. Each restaurant features a nostalgic “Made in America” feel with sustainable features throughout, including reclaimed barn siding on the walls and floors and chairs made from recycled materials. The first ARB location opened in 2006 in Smithtown, New York, and it has expanded to two locations in Charlotte, North Carolina, one location in Columbia, South Carolina and one location in Greenville, South Carolina.

Just Fresh

In November 2013, we acquired a majority (51%) interest in each of JF Restaurants, LLC, and JF Franchising Systems, LLC, owners of Just Fresh, a Charlotte, North Carolina - based casual dining concept. Just Fresh opened its first café in 1993 and has expanded to five restaurants in the Charlotte, North Carolina area, with a sixth location planned to open later in April 2014. The menu consists of fresh, health-conscious items such as salads, wraps, sandwiches, soups, freshly baked items, and smoothies. In December 2013, we acquired an additional five percent (5%) preferred membership interest in each of JF Restaurants, LLC and JF Franchising Systems, LLC.

Spoon Bar & Kitchen

In January 2014, we acquired all of the outstanding shares of Dallas Spoon, LLC and Dallas Spoon Beverage, LLC (collectively, “Spoon”). Spoon is a fine dining seafood establishment in Dallas, Texas. Spoon was founded by Chef John Tesar, a five-star, James Beard-nominated chef, and is dedicated to purchasing responsibly-sourced seafood without compromising the future of our oceans.

Private Placements

In October and November of 2013, we issued and sold in private placements an aggregate of 826,667 units, each consisting of one share of our common stock and one five-year warrant to purchase one share of our common stock, to certain accredited investors. We received aggregate gross proceeds of approximately $3.3 million.

Hooters Pacific Northwest and Spoon Bar & Kitchen Mergers

On January 31, 2014, pursuant to an agreement and plan of merger executed on December 31, 2013, we completed the acquisition of all of the outstanding shares of each of Tacoma Wings, LLC, Jantzen Beach Wings, LLC and Oregon Owl’s Nest, LLC (collectively, the “ Hooters Entities”), which owned and operated the Hooters restaurant locations in Tacoma, Washington and Portland, Oregon, respectively. The Hooters Entities were purchased from Hooters of Washington, LLC and Hooters of Oregon Partners, LLC (collectively, the “Hooters Sellers”) for a total purchase price of 680,272 Company units, with each unit consisting of one share of our common stock and one five-year warrant to purchase a share of our common stock. Half (340,136) of the warrants are exercisable at $5.50 and half (340,136) of the warrants are exercisable at $7.00. As part of this transaction, the Hooters Sellers were granted registration rights with respect to our common stock issued and underlying the warrants, and franchise rights and leasehold rights to the locations were transferred to the Company. These transactions are referred to in this prospectus as the “Hooters Pacific Mergers.”

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Also on January 31, 2014, pursuant to an agreement and plan of merger executed on January 14, 2014, we completed the acquisition of all of the outstanding shares of Spoon from Express Restaurant Holdings, LLC and Express Restaurant Holdings Beverage, LLC. The purchase price of 195,000 Company units was paid to Express Working Capital, LLC (“EWC”); the units consist of one share of the Company’s common stock and one five-year warrant to purchase a share of the Company’s common stock. Half (97,500) of the warrants are exercisable at $5.50 and half (97,500) of the warrants are exercisable at $7.00. As part of this transaction, EWC was granted registration rights with respect to our common stock issued and underlying the warrants, and all leaseholds and other rights were transferred to the Company. This transaction is referred to in this prospectus as the “Spoon Merger.”

Our issuances of shares of our common stock and warrants in the Hooters Pacific Mergers and the Spoon Merger were exempt from registration under Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, as the shares and warrants were issued to accredited investors without any form of general solicitation or general advertising.

We entered into registration rights agreements with each of the sellers in the Hooters Pacific Mergers and the Spoon Merger described above. This prospectus relates to the sale or other disposition from time to time of up to 1,750,544 shares of our common stock issued (or issuable upon the exercise of warrants issued) in the mergers, which shares and warrants are held by the selling stockholders named in this prospectus.

Risk Factors

Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the section titled “Risk Factors” following this prospectus summary.

Corporate Information

Our principal executive offices are located at 11220 Elm Lane, Suite 203, Charlotte, North Carolina 28277. Our telephone number is (704) 366-5122. Our corporate website is www.chanticleerholdings.com. Information contained in or accessible through our website is not part of this prospectus.

The Company was organized in October 1999, under the laws of the State of Delaware, using the original name, Tulvine Systems, Inc. The Company previously had limited operations and was considered a development stage company until July 2005. In May 2005, Tulvine Systems, Inc. merged with and changed its name to Chanticleer Holdings, Inc.

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The Offering

Common stock offered by selling stockholders:	Up to 1,750,544 shares of our common stock, consisting of:

(i) 875,272 shares of common stock issued on January 31, 2014 in connection with the Hooters Pacific Mergers and the Spoon Merger; and
(ii) 875,272 shares of common stock underlying warrants issued on January 31, 2014 in connection with the Hooters Pacific Mergers and the Spoon Merger.

Common stock outstanding as of March 15, 2014:	6,287,365

Use of Proceeds:	We will not receive any proceeds from the sale or other disposition of the shares of our common stock covered by this prospectus by the selling stockholders. We will only receive proceeds if the selling stockholders exercise the warrants for cash. See “Use of Proceeds.”

Offering Price:	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Risk Factors:	Investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8.

NASDAQ Capital Market Symbol:	HOTR

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RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in or incorporated by reference into this prospectus, before you purchase our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business. If the following risks actually occur, our business, financial condition and results of operations could be materially adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Company and Industry

We have not been profitable to date and expect our operating losses to continue for the foreseeable future; we may never be profitable.

We have incurred operating losses and generated negative cash flows since our inception and have financed our operations principally through equity investments and borrowings. At this time, our ability to generate sufficient revenues to fund operations is uncertain. For the fiscal year ended December 31, 2013, we had net revenue of $8,247,487 and incurred a net loss of $5,214,119. Our total accumulated deficit through December 31, 2013, was $14,472,816.

As a result of our brief operating history, revenue is difficult to predict with certainty. Current and projected expense levels are based largely on estimates of future revenue. We expect expenses to increase in the future as we expand our activities. We cannot assure you that we will be profitable in the future. Accordingly, the extent of our future losses and the time required to achieve profitability, if ever, is uncertain. Failure to achieve profitability could materially and adversely affect the value of our Company and our ability to effect additional financings. The success of the business depends on our ability to increase revenues to offset expenses. If our revenues fall short of projections, our business, financial condition and operating results will be materially adversely affected.

Our financial statements have been prepared assuming a going concern.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. Our financial statements as of December 31, 2013, were prepared under the assumption that we will continue as a going concern for the next twelve months. Our independent registered public accounting firm has issued a report that includes an explanatory paragraph referring to our losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional financing, obtain further operating efficiencies, reduce expenditures and ultimately, create profitable operations. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include adjustments that result from the outcome of this uncertainty.

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The recent acquisitions of ARB, Just Fresh, the Hooters Pacific restaurants, Hooters Nottingham and Spoon, as well as other future acquisitions, may have unanticipated consequences that could harm our business and our financial condition.

Consistent with our growth strategy, we have recently acquired a 100% ownership interest in ARB, 100% of Hooters Nottingham, a 56% ownership interest in entities owning Just Fresh and a 100% ownership interest in entities owning Spoon as part of our expansion into new restaurant and bar concepts domestically. We also recently acquired the Hooters restaurants in Tacoma, Washington and Portland, Oregon in the Hooters Pacific Mergers. We may seek to selectively acquire additional restaurants and bar concepts as part of this strategy. To do so, we would need to identify suitable acquisition candidates, negotiate acceptable acquisition terms and obtain appropriate financing. Any such acquisition that we pursue, whether or not successfully completed, may involve risks, including:

•	material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as the acquired restaurants and bar concepts are integrated into our operations;

•	risks associated with entering into markets or conducting operations where we have no or limited prior experience;

•	problems retaining key personnel;

•	potential impairment of tangible and intangible assets and goodwill acquired in the acquisition;

•	potential unknown liabilities;

•	difficulties of integration and failure to realize anticipated synergies; and

•	disruption of our ongoing business, including diversion of management’s attention from other business concerns.

Future acquisitions of restaurants and bar concepts or other acquisitions, which may be accomplished through a cash purchase transaction, the issuance of our equity securities or a combination of both, could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.

There are risks inherent in expansion of operations, including our ability to acquire additional territories, generate profits from new restaurants, find suitable sites and develop and construct locations in a timely and cost-effective way.

We cannot project with certainty the number of territories we will be able to acquire or the number of new restaurants we and our partners will open in accordance with our present plans and within the timeline or the budgets that we currently project. In addition, our franchise agreements with Hooters of America, Inc. (“HOA”) provide that we must exercise our option to open additional restaurants within each of our territories by a certain date set forth in the development schedule and that each such restaurant must be open by such date. If we fail to timely exercise any option or if we fail to open any additional restaurant by the required restaurant opening date, all of our rights to develop the rest of the option territory will expire automatically and without further notice.

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Our failure to effectively develop locations in new territories would adversely affect our ability to execute our business plan by, among other things, reducing our revenues and profits and preventing us from realizing our strategy. Furthermore, we cannot assure you that our new restaurants will generate revenues or profit margins consistent with those currently operated by us.

The number of openings and the performance of new locations will depend on various factors, including:

•	the availability of suitable sites for new locations and our ability to secure HOA’s approval of a proposed site;

•	our ability to negotiate acceptable lease or purchase terms for new locations, obtain adequate financing, on favorable terms, required to construct, build-out and operate new locations and meet construction schedules, and hire and train and retain qualified restaurant managers and personnel;

•	managing construction and development costs of new restaurants at affordable levels;

•	the establishment of brand awareness in new markets; and

•	the ability of our Company to manage this anticipated expansion.

While the impact varies with the location and the qualifications of our partners, tight credit markets are generally making financing for construction and operation of restaurants more difficult to obtain on favorable terms. Additionally, competition for suitable restaurant sites in target markets is intense. Not all of these factors are within our control or the control of our partners, and there can be no assurance that we will be able to accelerate our growth or that we will be able to manage the anticipated expansion of our operations effectively.

Litigation and unfavorable publicity could negatively affect our results of operations as well as our future business.

We are subject to litigation and other customer complaints concerning our food safety, service, and/or other operational factors. Guests may file formal litigation complaints that we are required to defend, whether or not we believe them to be true. Substantial, complex or extended litigation could have an adverse effect on our results of operations if we incur substantial defense costs and our management is distracted. Employees may also, from time to time, bring lawsuits against us regarding injury, discrimination, wage and hour, and other employment issues. Additionally, potential disputes could subject us to litigation alleging non-compliance with franchise, development, support service, or other agreements. Additionally, we are subject to the risk of litigation by our stockholders as a result of factors including, but not limited to, performance of our stock price.

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In certain states we are subject to “dram shop” statutes, which generally allow a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Some dram shop litigation against restaurant companies has resulted in significant judgments, including punitive damages. We carry liquor liability coverage as part of our existing comprehensive general liability insurance, but we cannot provide assurance that this insurance will be adequate in the event we are found liable in a dram shop case.

In recent years there has been an increase in the use of social media platforms and similar devices which allow individuals access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate in its impact. A variety of risks are associated with the use of social media, including the improper disclosure of proprietary information, negative comments about our Company, exposure of personally identifiable information, fraud, or outdated information. The inappropriate use of social media platforms by our guests, employees, or other individuals could increase our costs, lead to litigation, or result in negative publicity that could damage our reputation. If we are unable to quickly and effectively respond, we may suffer declines in guest traffic which could materially affect our financial condition and results of operations.

There is intensive competition in our industry, and we will be competing with national, regional chains and independent restaurant operators.

The restaurant industry is intensely competitive. Moreover, the retail food industry in general is highly competitive and includes highly sophisticated national and regional chains. Our sector is highly competitive with respect to, among other things, taste, price, food quality and presentation, service, location and the ambiance and condition of each restaurant. While we strive to differentiate ourselves through the items we offer on our menu and the environment in which they are offered, we will, nonetheless, be required to compete with national and regional chains and with independent operators for market share, access to desirable locations and recruitment of personnel. No assurances can be given that we will have the financial resources, distribution ability, depth of key personnel or marketing expertise to compete successfully in these markets.

In addition, although our franchise agreements grant us certain rights to develop restaurants within the specified territories, HOA has reserved the right to develop, open and operate and to authorize others to develop, open and operate Hooters restaurants outside of our “protected territory.” Our “protected territory” is limited to a radius of 8 kilometers from any restaurant location we open. Therefore, HOA or one of its franchisees could effectively compete against us even in the territories in which we develop our restaurants, which could have a material adverse effect on our business and results of operations.

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Our rights to operate and franchise Hooters-branded restaurants are dependent on the Hooters’ franchise agreements.

Our rights to operate and franchise Hooters-branded restaurants, and our ability to conduct our business, derive principally from the rights granted or to be granted to us by Hooters in our franchise agreements. As a result, our ability to continue operating in our current capacity is dependent on the continuation and renewal of our contractual relationship with Hooters.

In the event Hooters does not grant us franchises to acquire additional locations or terminates our existing franchise agreements, we would be unable to operate and/or expand our Hooters-branded restaurants, identify our business with Hooters nor use any of Hooters’ intellectual property. As the Hooters brand and our relationship with Hooters are among our competitive strengths, the failure to grant or the expiration or termination of the franchise agreements would materially and adversely affect our business, results of operations, financial condition and prospects.

Our business depends on our relationship with Hooters and changes in this relationship may adversely affect our business, results of operations and financial condition.

Pursuant to the franchise agreements, Hooters has the ability to exercise substantial influence over the conduct of our business. We must comply with Hooters’ high quality standards. We cannot transfer the equity interests of our subsidiaries without Hooters’ consent, and Hooters has the right to control many of the locations’ daily operations.

Notwithstanding the foregoing, Hooters has no obligation to fund our operations. In addition, Hooters does not guarantee any of our financial obligations, including trade payables or outstanding indebtedness, and has no obligation to do so. If the terms of the franchise agreements excessively restrict our ability to operate our business or if we are unable to satisfy our obligations under the franchise agreements, our business, results of operations and financial condition would be materially and adversely affected.

We do not have full operational control over the businesses of our Hooters or Just Fresh franchise partners.

We are and will be dependent on our partners to maintain Hooters’ and Just Fresh’s quality, service and cleanliness standards, and their failure to do so could materially affect the Hooters or Just Fresh brands and harm our future growth. We do not presently have formal written agreements in place with any of our partners regarding these types of matters. Although we intend to exercise significant control over partners through written agreements in the future, our partners will continue to have some flexibility in the operations, including the ability to set prices for our products in their restaurants, hire employees and select certain service providers. In addition, it is possible that some partners may not operate their restaurants in accordance with our quality, service and cleanliness, health or product standards. Although we intend to take corrective measures if partners fail to maintain Hooters’ or Just Fresh’s high quality, service and cleanliness standards, we may not be able to identify and rectify problems with sufficient speed and, as a result, our image and operating results may be negatively affected.

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A failure by Hooters to protect its intellectual property rights, including its brand image, could harm our results of operations.

The profitability of our business depends in part on consumers’ perception of the strength of the Hooters brand. Under the terms of our franchise agreements, we are required to assist Hooters with protecting its intellectual property rights in our jurisdictions. Nevertheless, any failure by Hooters to protect its proprietary rights in the world could harm its brand image, which could affect our competitive position and our results of operations.

Our business has been adversely affected by declines in discretionary spending and may be affected by changes in consumer preferences.

Our success depends, in part, upon the popularity of our food products. Shifts in consumer preferences away from our restaurants or cuisine could harm our business. Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty. A continuing decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

Increases in costs, including food, labor and energy prices, will adversely affect our results of operations.

Our profitability is dependent on our ability to anticipate and react to changes in our operating costs, including food, labor, occupancy (including utilities and energy), insurance and supplies costs. Various factors beyond our control, including climatic changes and government regulations, may affect food costs. Specifically, our dependence on frequent, timely deliveries of fresh meat and produce subject us to the risks of possible shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability and cost of any such items. In the past, we have been able to recover some of our higher operating costs through increased menu prices. There have been, and there may be in the future, delays in implementing such menu price increases, and competitive pressures may limit our ability to recover such cost increases in their entirety. The recent volatility in certain commodity markets, such as those for energy, grains and dairy products, which have experienced significant increases in prices, may have an adverse effect on us and may cause franchisees in our industry to delay construction of new restaurants and/or cause potential new franchisees to reconsider entering into franchise agreements. The extent of the impact may depend on our ability to increase our menu prices and the timing thereof.

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Our business and the growth of our Company are dependent on the skills and expertise of management and key personnel.

During the upcoming stages of our Company’s anticipated growth, we will be entirely dependent upon the management skills and expertise of our management and key personnel, including Michael Pruitt, our current Chairman and Chief Executive Officer. Mr. Pruitt also sits on HOA’s board of directors. We do not have employment agreements with any of our officers. The loss of services of Mr. Pruitt or other executive officers would dramatically affect our business prospects. Certain of our employees are particularly valuable to us because:

•	they have specialized knowledge about our company and operations;

•	they have specialized skills that are important to our operations; or

•	they would be particularly difficult to replace.

In the event that the services of Mr. Pruitt or any key management personnel ceased to be available to us, our growth prospects or future operating results may be adversely impacted.

Our food service business and the restaurant industry are subject to extensive government regulation.

We are subject to extensive and varied country, federal, state and local government regulation, including regulations relating to public health and safety and zoning codes. We operate each of our locations in accordance with standards and procedures designed to comply with applicable codes and regulations. However, if we could not obtain or retain food or other licenses, it would adversely affect our operations. Although we have not experienced, and do not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular restaurant or group of restaurant.

We may be subject to significant foreign currency exchange controls in certain countries in which we operate.

Certain foreign economies have experienced shortages in foreign currency reserves and their respective governments have adopted restrictions on the ability to transfer funds out of the country and convert local currencies into U.S. dollars. This may increase our costs and limit our ability to convert local currency into U.S. dollars and transfer funds out of certain countries. Any shortages or restrictions may impede our ability to convert these currencies into U.S. dollars and to transfer funds, including for the payment of dividends or interest or principal on our outstanding debt. In the event that any of our subsidiaries are unable to transfer funds to us due to currency restrictions, we are responsible for any resulting shortfall.

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Our foreign operations subject us to risks that could negatively affect our business.

We expect most of our Hooters restaurants will be operated in foreign countries and territories outside of the U.S., and we intend to continue expansion of our international operations. As a result, our business is increasingly exposed to risks inherent in foreign operations. These risks, which can vary substantially by market, include political instability, corruption, social and ethnic unrest, changes in economic conditions (including wage and commodity inflation, consumer spending and unemployment levels), the regulatory environment, tax rates and laws and consumer preferences as well as changes in the laws and policies that govern foreign investment in countries where our restaurants are operated. For example, it was discovered that our South African CFO had falsified audit documents and misappropriated funds. Although we have implemented various controls to prevent such misconduct from occurring in the future, this remains an inherent risk in doing business in a foreign country.

In addition, our results of operations and the value of our foreign assets are affected by fluctuations in foreign currency exchange rates, which may adversely affect reported earnings. More specifically, an increase in the value of the United States Dollar relative to other currencies, such as the Australian Dollar, the Brazilian Real, the British Pound, the Euro, and the South African Rand could have an adverse effect on our reported earnings. There can be no assurance as to the future effect of any such changes on our results of operations, financial condition or cash flows.

We may not attain our target development goals and aggressive development could cannibalize existing sales.

Our growth strategy depends in large part on our ability to increase our net restaurant count in markets outside the United States. The successful development of new units will depend in large part on our ability and the ability of our franchisees/partners to open new restaurants and to operate these restaurants on a profitable basis. We cannot guarantee that we, or our franchisees/partners, will be able to achieve our expansion goals or that new restaurants will be operated profitably. Further, there is no assurance that any new restaurant will produce operating results similar to those of our existing restaurants. Other risks which could impact our ability to increase our net restaurant count include prevailing economic conditions and our, or our franchisees’/partners’, ability to obtain suitable restaurant locations, obtain required permits and approvals in a timely manner and hire and train qualified personnel.

Our franchisees/partners also frequently depend upon financing from banks and other financial institutions in order to construct and open new restaurants. If it becomes more difficult or expensive for our franchisees/partners to obtain financing to develop new restaurants, our planned growth could slow and our future revenue and cash flows could be adversely impacted.

In addition, the new restaurants could impact the sales of our existing restaurants nearby. It is not our intention to open new restaurants that materially cannibalize the sales of our existing restaurants. However, as with most growing retail and restaurant operations, there can be no assurance that sales cannibalization will not occur or become more significant in the future as we increase our presence in existing markets over time.

Current conditions in the global financial markets and the distressed economy may materially adversely affect our business, results of operations and ability to raise capital.

Our business and results of operations may be materially affected by conditions in the financial markets and the economy generally. The stress being experienced by global financial markets that began in late 2007 continued and substantially increased during 2008 and into 2009. The volatility and disruption in the financial markets have reached unprecedented levels. The availability and cost of credit has been materially affected. These factors, combined with volatile oil prices, depressed home prices and increasing foreclosures, falling equity market values, declining business and consumer confidence and the risks of increased inflation and unemployment, have precipitated an economic slowdown and severe recession. These events and the continuing market upheavals may have an adverse effect on us, our suppliers and our customers. The demand for our products could be adversely affected in an economic downturn and our revenues may decline under such circumstances.

Furthermore, the fixed-income markets are experiencing a period of both extreme volatility and limited market liquidity, which has affected a broad range of asset classes and sectors. Equity markets have also been experiencing heightened volatility. We may find it difficult, or we may not be able, to access the credit or equity markets, or we may experience higher funding costs as a result of the current adverse market conditions. Continued instability in these markets may limit our ability to access the capital we require to fund and grow our business.

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Changes in financial accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Changes in financial accounting standards can have a significant effect on our reported results and may affect our reporting of transactions completed before the new rules are required to be implemented. Many existing accounting standards require management to make subjective assumptions, such as those required for stock compensation, tax matters, franchise acquisitions, litigation, and asset impairment calculations. Changes in accounting standards or changes in underlying assumptions, estimates and judgments by our management could significantly change our reported or expected financial performance.

We could be adversely impacted if our information technology and computer systems do not perform properly or if we fail to protect our customers’ credit card information or our employees’ personal data.

We rely heavily on information technology to conduct our business, and any material failure, interruption of service, or compromised data security could adversely affect our operations. While we expend significant resources to ensure that our information technology operates securely and effectively, any security breaches could result in disruptions to operations or unauthorized disclosure of confidential information. Additionally, if our customers’ credit card or other personal information or our employees’ personal data are compromised our operations could be adversely affected, our reputation could be harmed, and we could be subjected to litigation or the imposition of penalties.

Adverse weather conditions could affect our sales.

Adverse weather conditions, such as regional winter storms, floods, severe thunderstorms and hurricanes, could affect our sales at restaurants in locations that experience these weather conditions, which could materially adversely affect our business, financial condition or results of operations.

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Health concerns arising from outbreaks of viruses may have an adverse effect on our business.

The United States and other countries have experienced, or may experience in the future, outbreaks of neurological diseases or other diseases or viruses, such as norovirus, influenza and H1N1. If a virus is transmitted by human contact, our employees or customers could become infected, or could choose, or be advised, to avoid gathering in public places, any one of which could materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Common Stock

We are subject to securities class action and other litigation, which may harm our business and results of operations.

We are currently involved in a class action lawsuit brought on behalf of our stockholders, alleging violations of Section 11, Section 12(a)(2) and Section 15 of the Securities Act. The plaintiff seeks unspecified damages, reasonable costs and expenses incurred in this action, and such other and further relief as the court deems just and proper. We hired highly experienced counsel to mitigate damages and assist in a proper resolution. On December 18, 2013, we filed a Joint Status Report Relating to Mediation, which described an agreement in principle to a class-wide settlement of the action. Subject to court approval, the parties have agreed on a total settlement amount of $850,000, of which $837,500 is to be contributed by our insurance carrier and $12,500 is to be contributed by Creason & Associates, P.L.L.C. On March 31, 2014, the parties filed a Stipulation and Agreement of Settlement and filed a motion seeking preliminary approval thereof. In addition, we may, in the future, be subject to other litigation, which can be lengthy, expensive, and divert management’s attention and resources. Results cannot be predicted with certainty and an adverse outcome in litigation could result in monetary damages or injunctive relief that could seriously harm our business, results of operations, financial condition or cash flows.

Our stock price has experienced price fluctuations and may continue to do so following this offering, resulting in a substantial loss in your investment.

The current market for our common stock has been characterized by volatile prices with minimal volume. Although we have our common stock listed on The NASDAQ Capital Market, an active trading market for our common stock may never develop or if it develops, it may not be sustained, which could affect your ability to sell our common stock could depress the market price of the common stock purchased in this offering.

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In addition, the stock market can be highly volatile. As a result, the market price of our common stock can be similarly volatile, and investors in our common stock may experience a decrease in the value of their securities, including decreases unrelated to our operating performance or prospects. The market price of our common stock is likely to be highly unpredictable and subject to wide fluctuations in response to various factors, many of which are beyond our control. These factors include:

•	quarterly variations in our operating results and achievement of key business metrics;

•	changes in the global economy and in the local economies in which we operate;

•	our ability to obtain working capital financing, if necessary;

•	the departure of any of our key executive officers and directors;

•	changes in the federal, state, and local laws and regulations to which we are subject;

•	changes in earnings estimates by securities analysts, if any;

•	any differences between reported results and securities analysts’ published or unpublished expectations;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;

•	future sales of our securities;

•	announcements or press releases relating to the casual dining restaurant sector or to our own business or prospects;

•	regulatory, legislative, or other developments affecting us or the restaurant industry generally; and

•	market conditions specific to casual dining restaurant, the restaurant industry and the stock market generally.

We may not be able to maintain the listing of our common stock on The NASDAQ Capital Market, which may limit the ability of purchasers in this offering to resell our common stock in the secondary market.

Our common stock is listed on the NASDAQ Capital Market. However, we might not continue to meet the criteria for continued listing of our common stock in the future. On September 9, 2012, NASDAQ placed a trading halt on our company, due to the misconduct of our previous South African CFO and subsequent discovery of his misallocation of funds and production of fraudulent audit documents. After completing a thorough audit and providing all documentation required by NASDAQ, we resumed trading on January 16, 2013. Although we have implemented controls designed to prevent misconduct, we cannot guarantee continued listing of our common stock in the future. A company having securities listed on the NASDAQ Capital Market must make all required filings on a timely basis with the SEC and also meet the qualitative and quantitative continued listing criteria of the NASDAQ Capital Market. In the event we are unable to meet this criteria and become delisted, quotations for trading of our common stock would likely be conducted in the over-the-counter markets. In such case, an investor in this offering would likely find it more difficult to dispose of our common stock or to obtain accurate market quotations for our common stock, either of which could result in a substantial loss of your investment.

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Our common stock could be further diluted as the result of the issuance of additional shares of common stock, convertible securities, warrants or options.

In the past, we have issued common stock, convertible securities (such as convertible notes) and warrants in order to raise capital. We have also issued common stock as compensation for services and incentive compensation for our employees and directors. We have shares of common stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of additional common stock, convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our common stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our common stock), or could obligate us to issue additional shares of common stock to certain of our stockholders.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, stockholders who have been non-affiliates for the preceding three months may sell shares of our common stock freely after six months subject only to the current public information requirement. Affiliates may sell shares of our common stock after six months subject to the Rule 144 volume, manner of sale, current public information and notice requirements. Of the approximately 6,287,365 shares of our common stock outstanding as of March 15, 2014, approximately 4.5 million shares are freely tradable without restriction as of that date. Any substantial sales of our common stock pursuant to Rule 144 may have a material adverse effect on the market price of our common stock.

While our public warrants are outstanding, it may be more difficult to raise additional equity capital.

We have warrants which are publicly traded on NASDAQ under the symbol “HOTRW.” During the term that the public warrants are outstanding, the holders of the public warrants will be given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional capital while these public warrants are outstanding. At any time during which these public warrants are likely to be exercised, we may be able to obtain additional capital on more favorable terms from other sources.

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We do not expect to pay cash dividends in the foreseeable future and therefore investors should not anticipate cash dividends on their investment.

Our board of directors does not intend to pay cash dividends in the foreseeable future, but instead intends to retain any and all earnings to finance the growth of the business. To date, we have not paid any cash dividends and there can be no assurance that cash dividends will ever be paid on our common stock.

We may issue additional shares of our common stock, which could depress the market price of our common stock and dilute your ownership.

Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the amount of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well. Furthermore, the issuance of any additional shares of our common stock, or securities convertible into our common stock could be substantially dilutive to holders of our common stock.

Director and officer liability is limited.

As permitted by Delaware law, our bylaws limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our bylaw provisions and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

USE OF PROCEEDS

We are registering the shares of common stock offered by this prospectus for sale by the selling stockholders identified in the section of this prospectus entitled “Selling Stockholders.” We will not receive any of the proceeds from the sale of these shares. However, if all of the warrants held by the selling stockholders are exercised for cash, we will receive gross proceeds of approximately $5.5 million, which will be used for general working capital purposes. We will pay all the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, and legal expenses of the selling stockholders, all of which will be paid by the selling stockholders.

We are registering the shares in this offering pursuant to the terms of registration rights agreements entered into between the Company and the sellers in the Hooters Pacific Mergers and the Spoon Merger.

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SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified below of 1,750,544 shares of our common stock, which amount includes 875,272 shares issuable upon the exercise of warrants held by the selling stockholders. The common stock and warrants, which have a term of five years, were issued in connection with the closings of the Hooters Pacific Mergers and the Spoon Merger. Of the 875,272 warrants, 437,636 warrants have an exercise price of $5.50 per common share and 437,636 warrants have an exercise price of $7.00 per common share. The warrants are immediately exercisable after the closing of each of the Hooters Pacific Mergers and the Spoon Merger, respectively. The warrants also contain provisions providing for an adjustment in the underlying number of common shares and exercise price in the event of stock dividends and splits, pro rata distributions and fundamental transactions.

The common stock and warrants issued in the Hooters Pacific Mergers and the Spoon Merger were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each seller in the Hooters Pacific Mergers and the Spoon Merger represented to us that it is an accredited investor and that it was acquiring the common stock and warrants for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the Securities Act or any applicable state securities law.

Unless otherwise indicated in the footnotes below, no selling stockholder (i) has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities, or (ii) is a broker-dealer or an affiliate of a broker-dealer.

The following table and the accompanying footnotes are based in part on information supplied to us by the selling stockholders. The table and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them. See our discussion titled “Plan of Distribution” for further information regarding the selling stockholders’ method of distribution of these shares.

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Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or other convertible securities held by such persons that are exercisable within 60 days of March 15, 2014, but excludes shares of common stock underlying options or other convertible securities held by any other person. Except as otherwise noted in the footnotes below, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

Name	Shares Beneficially Owned Prior to the Offering	Number of Shares Being Offered	Shares Beneficially Owned After the Offering (1)
			Number	Percent (2)
Hooters of Washington, LLC (3)	457,960	457,960	0	0%
Hooters of Oregon Partners, LLC (4)	902,584	902,584	0	0%
Express Working Capital, LLC (5)	390,000	390,000	0	0%

* Less than 1.00%

(1)               Assumes the sale of all shares offered in this prospectus and no sales of any shares held by any selling stockholder as of March 15, 2014 that are not registered for resale under this prospectus.

(2)               Applicable percentage ownership is based on 6,287,365 shares of our common stock outstanding as of March 15, 2014.

(3)               The number of shares being offered includes 228,980 shares of common stock issuable upon exercise of warrants. Larry Spitcaufsky is the manager of Hooters of Washington, LLC. As a result, Mr. Spitcaufsky has voting and dispositive power with respect to the securities owned by Hooters of Washington, LLC. All warrants are currently exercisable, but a contractual provision prohibits Hooters of Washington, LLC from exercising any warrants if such exercise would result in Hooters of Washington, LLC or Mr. Spitcaufsky beneficially owning more than 19.9% of the outstanding common stock measured as of January 31, 2014.

(4)               The number of shares being offered includes 451,292 shares of common stock issuable upon exercise of warrants. Mr. Spitcaufsky is the manager of Hooters of Oregon Partners, LLC. As a result, Mr. Spitcaufsky has voting and dispositive power with respect to the securities owned by Hooters of Oregon Partners, LLC. All warrants are currently exercisable, but a contractual provision prohibits Hooters of Oregon Partners, LLC from exercising any warrants if such exercise would result in Hooters of Oregon Partners, LLC or Mr. Spitcaufsky beneficially owning more than 19.9% of the outstanding common stock measured as of January 31, 2014.

(5)               The number of shares being offered includes 195,000 shares of common stock issuable upon exercise of warrants. Joseph Womack is the President of Express Working Capital, LLC. As a result, Mr. Womack has voting and dispositive power with respect to the securities owned by Express Working Capital, LLC.

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PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares of common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short and deliver these shares of common stock to close out their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these shares of common stock. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares of common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after the Company has filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We will pay all the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, and legal expenses of the selling stockholders, all of which will be paid by the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares of common stock by the selling stockholders.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus forms a part continuously effective until all shares of common stock covered by the registration statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our securities by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon by Womble Carlyle Sandridge & Rice, LLP.

EXPERTS

The consolidated financial statements of Chanticleer Holdings, Inc. as of and for the years ended December 31, 2013 and 2012 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts are estimated, except the registration fee:

SEC registration fee	$1,097
Printing fees and expenses	2,000
Legal fees and expenses	10,000
Accounting fees and expenses	15,000
Miscellaneous	2,000
Total	$30,097

Item 15.	Indemnification of Directors and Officers

We are subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 102 of the General Corporation Law of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The statute provides that indemnification pursuant to these provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

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Article Tenth of our certificate of incorporation, as amended, states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Article XI of our bylaws, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by us, and we may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in our bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits and Financial Statement Schedules

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(b)	The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on April 4, 2014.

CHANTICLEER HOLDINGS, INC.

By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Michael D. Pruitt and Eric S. Lederer, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including any post-effective amendments and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: April 4, 2014	/s/ Michael D. Pruitt
Michael D. Pruitt, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors

Dated: April 4, 2014	/s/ Eric S. Lederer
Eric S. Lederer, Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: April 4, 2014	/s/ Michael Carroll
Michael Carroll, Director

Dated: April 4, 2014	/s/ Keith Johnson
Keith Johnson, Director

Dated: April 4, 2014	/s/ Paul I. Moskowitz
Paul I. Moskowitz, Director

Dated: April 4, 2014	/s/ Russell J. Page
Russell J. Page, Director

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger dated September 2013 between the Company and American Roadside Burgers, Inc. (9)
2.2	Share Purchase Agreement dated October 2013 between Company and Manchester Wings Limited (11)
2.3	Tax Covenant to October 2013 Share Purchase Agreement with Manchester Wings Limited (11)
2.4	Subscription Agreement dated November 2013 among the Company, JF Restaurants, LLC and the other parties named therein (12)
2.5	Assignment, Assumption, Joinder and Amendment Agreement dated December 2013 among the Company, JF Franchising Systems, LLC and the other parties named therein (14)
3.1(a)	Certificate of Incorporation (2)
3.1(b)	Certificate of Merger, filed May 2, 2005 (3)
3.1(c)	Certificate of Amendment, filed July 16, 2008 (1)
3.1(d)	Certificate of Amendment, filed March 18, 2011 (4)
3.1(e)	Certificate of Amendment, filed May 23, 2012 (6)
3.1(f)	Certificate of Amendment, filed February 3, 2014 (15)
3.2	Bylaws (2)
4.1	Form of Common Stock Certificate (5)
4.2	Form of Unit Certificate dated June 2012 (7)
4.3	Form of Warrant Agency Agreement dated June 2012 with Form of Warrant Certificate with $6.50 Exercise Price (7)
4.4	Form of 6% Secured Subordinate Convertible Note dated August 2013 (8)
4.5	Form of Warrant for August 2013 Convertible Note with $3.00 Exercise Price (8)

Exhibit	Description
4.6	Form of Warrant for September 2013 Merger Agreement with $5.00 Exercise Price (9)
4.7	Form of Warrant for September 2013 Subscription Agreement with $5.00 Exercise Price (10)
4.8	Form of Warrant for November 2013 Subscription Agreement with $5.50 and $7.00 Exercise Price (13)
5	Opinion of Womble Carlyle Sandridge & Rice, LLP
23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm
23.2	Consent of Womble Carlyle Sandridge & Rice, LLP (included in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to the Registration Statement on Form S-3)

(1)	Incorporated by reference to the exhibit filed with our Registration Statement on Form S-1/A (Registration No. 333-178307), filed with the SEC on February 3, 2012.
(2)	Incorporated by reference to the exhibit filed with our Registration Statement on Form 10SB-12G, filed with the SEC on February 15, 2000 (File No. 000-29507).
(3)	Incorporated by reference to the exhibit filed with our Quarterly Report on Form 10-Q, filed with the SEC on August 15, 2011.
(4)	Incorporated by reference to the exhibit filed with our Current Report on Form 8-K, filed with the SEC on March 18, 2011.
(5)	Incorporated by reference to the exhibit filed with our Registration Statement on Form S-1 (Registration No. 333-178307), filed with the SEC on December 2, 2011.
(6)	Incorporated by reference to the exhibit filed with our Current Report on Form 8-K, filed with the SEC on May 24, 2012.
(7)	Incorporated by reference to the exhibit filed with our Registration Statement on Form S-1/A (Registration No. 333-178307), filed with the SEC on May 30, 2012.

Exhibit	Description
(8)	Incorporated by reference to the exhibit filed with our Current Report on Form 8-K, filed with the SEC on August 5, 2013.
(9)	Incorporated by reference to the exhibit filed with our Current Report on Form 8-K, filed with the SEC on October 1, 2013.
(10)	Incorporated by reference to the exhibit filed with our Current Report on Form 8-K, filed with the SEC on October 10, 2013.
(11)	Incorporated by reference to the exhibit filed with our Current Report on Form 8-K, filed with the SEC on October 24, 2013.
(12)	Incorporated by reference to the exhibit filed with our Current Report on Form 8-K, filed with the SEC on November 5, 2013.
(13)	Incorporated by reference to the exhibit filed with our Current Report on Form 8-K, filed with the SEC on November 13, 2013.
(14)	Incorporated by reference to the exhibit filed with our Current Report on Form 8-K, filed with the SEC on December 12, 2013.
(15)	Incorporated by reference to the exhibit filed with our Current Report on Form 8-K, filed with the SEC on February 4, 2014.

Our SEC file number reference for documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, is 001-35570. Prior to June 7, 2012, our SEC file number reference was 000-29507.